Exhibit 10.26

THE AZEK COMPANY INC.
2020 OMNIBUS INCENTIVE COMPENSATION PLAN

NONQUALIFIED STOCK OPTION AWARD AGREEMENT

This Nonqualified Stock Option Award Agreement (this “Award Agreement”) evidences an award of nonqualified stock options (“Options”) by The AZEK Company Inc., a Delaware corporation (“AZEK”) under The AZEK Company Inc. 2020 Omnibus Incentive Compensation Plan (the “Plan”). Capitalized terms not defined in the Award Agreement have the meanings given to them in the Plan.

Name of Grantee:	[Participant Name] (the “Grantee”).
Grant Date:	[Grant Date] (the “Grant Date”).
Number of Options:	[Number of Awards Granted]
Each Option represents the right to purchase one share of common stock, par value $0.001 (each, a “Share”), of AZEK at the Exercise Price set forth below on the terms and conditions set forth herein.
Exercise Price:	The Exercise Price will be $[Grant Price] (the “Exercise Price”).
Vesting Dates:

A number of Options equal to one-third of the Options (rounded to the nearest whole number) shall vest on each of the first two anniversaries of the Grant Date, and the remaining Options will vest on the third anniversary of the Grant Date (each such anniversary, a “Vesting Date”).

The Options will vest only if the Grantee is, and has been, continuously Employed by AZEK from the Grant Date through the applicable Vesting Date (such period, the “Vesting Period”), and any unvested Options will be forfeited upon any termination of Employment for any reason.

Notwithstanding the foregoing, and any provision in the Plan:

A.Upon a termination of Employment due to death or Disability, a prorated number of the Options will immediately vest based on the Grantee’s date of termination relative to the length of each applicable Vesting Period;

B.Upon an involuntary termination of Employment by AZEK without Cause or, if applicable, by the Grantee for Good Reason (as defined in the Employment Agreement), and subject to the Grantee’s (i) execution of, and without revoking, a release of claims in a form provided by AZEK and (ii) continued compliance with any restrictive covenants in any employment or other agreement with AZEK, any unvested Options scheduled to vest within 12 months of the Grantee’s date of termination will remain outstanding and continue to vest on the applicable Vesting Date as if the Grantee had remained Employed through such applicable Vesting Date;

C.Upon a termination of the Grantee’s Employment due to Retirement, any unvested Options will remain outstanding and continue to vest on the Vesting Date as if the Grantee had continued to be Employed through the applicable Vesting Date, and any vested Options will remain outstanding and exercisable for a period of ten (10) years from the Grant Date. For this purpose, “Retirement” will mean a termination of Employment in which the following apply: (1) the sum of Grantee’s age plus length of service as of the date of termination equals 65, with a minimum of two years of service and a minimum age of 58, (2) Grantee provided one-year advance notice to AZEK of Retirement, and (3) the Grant Date is not within six months prior to the Grantee’s date of termination. As a condition to the continued vesting under this Section, Grantee must execute, and not revoke, a release of claims in a form provided by AZEK and comply with any non-competition, non-solicitation, confidentiality or other covenants to which Grantee is subject; and

D.Upon a termination of Employment by AZEK without Cause or, if Grantee has an Employment Agreement containing the right to resign for Good Reason, by the Grantee for Good Reason (as defined in the Employment Agreement) on or within 24 months following a Change in Control, any outstanding, unvested Options will immediately vest as of the date of such termination.

Term:

The latest date the Option will expire is on the tenth anniversary of the Grant Date (the “Expiration Date”). However, in the event the Grantee’s Employment terminates for any reason prior to the Expiration Date, vested Options shall remain exercisable for the period as set forth below, unless the Board determines otherwise:

•Upon a termination of Employment for any reason other than for Cause, Disability or death, the Grantee may exercise the Options until the date that is 90 days following the later of the date of the termination of Employment or the date the Options vest in accordance with the terms of this Award Agreement, but in no event later than the Expiration Date.

•Upon a termination of Employment for Cause, the Options shall expire and immediately cease to be exercisable upon the date of the termination of Employment.

•Upon a termination of Employment due to death or Disability, the Options shall expire one year after the date of the termination of Employment, but in no event later than the Expiration Date.

Exercise of Option:

Each election to exercise the Option shall be made, in the manner prescribed by the Company, with the third party stock plan administrator appointed by the Company, by the Participant or the Participant's executor, administrator, or legally appointed representative (in the event of the Participant’s incapacity) or the person or persons to whom the Option is transferred by will or the applicable laws of descent and distribution (collectively, the “Option Holder”) and received and approved by the Company and third party stock plan administrator, accompanied by this Agreement and payment in full as provided in the Plan. The purchase price shall be paid to the third party stock plan administrator appointed by the Company by either (i) delivery of cash or check; (ii) wire transfer; or (iii) through a broker-assisted cashless exercise program implemented in connection with the Plan. In the event that the Option is exercised by an Option Holder other than the Participant, the Company will be under no obligation to deliver Shares hereunder unless and until it is satisfied as to the authority of the Option Holder to exercise the Option.

As soon as reasonably practicable following AZEK’s determination that the Option has been validly exercised, AZEK will issue the relevant number of Shares to be allocated to the Grantee, subject to applicable tax withholding as provided in Section 3.2 of the Plan.

Section 409A:	It is AZEK’s intent that payments under this Award Agreement are exempt from Section 409A of the Internal Revenue Code of 1986, as amended, and that the Award Agreement be administered accordingly.

Tax Representations; Withholding:

The Grantee is advised to review with his/her own tax advisors the federal, state and local tax consequences of receiving and exercising the Options. The Grantee hereby represents to AZEK that he/she is relying solely on such advisors and not on any statements or representations of AZEK, its Affiliates or any of their respective agents. If, in connection with the exercise of the Options, AZEK is required to withhold any amounts by reason of any federal, state or local tax, such withholding shall be effected in accordance with Section 3.2 of the Plan.

Transfer Restrictions:

The Grantee may not sell, exchange, transfer, assign, pledge, hypothecate or otherwise encumber the Options or the Grantee’s right under the Options to receive Shares, other than to the extent provided in Section 3.5 of the Plan.

Clawback:

The Options will be subject to any clawback or recapture policy that the Company may adopt from time to time to the extent provided in such policy and, in accordance with such policy, may be subject to the requirement that the Options be repaid to the Company after they have been distributed to the Grantee.

Amendment:

The Committee reserves the right at any time to amend the terms and conditions set forth in this Award Agreement, except that the Committee shall not make any amendment in a manner unfavorable to the Grantee (other than if immaterial), without the Grantee’s consent. Any amendment of this Award Agreement shall be in writing and signed by an authorized member of the Committee or a person or persons designated by the Committee.

Governing Law:

This Award Agreement shall be deemed to be made under, and in all respects be interpreted, construed and governed by and in accordance with, the laws of the State of Delaware without regard to conflict of law principles.

All Other Terms:	As set forth in the Plan.

The Plan is incorporated herein by reference. Except as otherwise set forth in the Award Agreement, the Award Agreement and the Plan constitute the entire agreement and understanding of the parties with respect to the Options. In the event that any provision of the Award Agreement is inconsistent with the Plan, the terms of the Plan will control. Except as specifically provided herein, in the event that any provision of this Award Agreement is inconsistent with any Employment Agreement, the terms of the Employment Agreement will control. By accepting this Award Agreement, the Grantee agrees to be subject to the terms and conditions of the Plan.

This Award Agreement may be executed in counterparts, which together will constitute one and the same original.

IN WITNESS WHEREOF, the parties have caused this Award Agreement to be duly executed and effective as of the Grant Date.

THE AZEK COMPANY INC.

By:

Name:

Title:

[Participant Name]